Exhibit 10.3

FORM OF SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made effective this 30th day of June, 2017 (the “Effective Date”), by Hoth Therapeutics, Inc., a corporation organized under the laws of the state of Nevada (the “Corporation”), the persons named on Exhibit “A” attached hereto and any other persons or entities which hereafter join in this Agreement (individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, a Certificate of Incorporation (as may be amended from time to time, the “Certificate”) for the Corporation has been filed with the Office of the Nevada Secretary of State on May 16, 2017 pursuant to the Nevada Revised Statutes (the “Act”);

WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of the Corporation;

WHEREAS, each Shareholder owns the number of Shares set forth opposite that Shareholder’s name on Exhibit A (as such exhibit may be amended from time-to-time); and

WHEREAS, the parties desire to enter into an agreement with respect to the Corporation, governance of the Corporation, transfer or other disposition of the Shares and with respect to certain other matters as set forth herein.

NOW, THEREFORE, the Shareholders hereby agree as follows:

ARTICLE 1

RESTRICTIONS ON TRANSFER

1.1           Restrictions on Transfer. No Shareholder shall Transfer (as defined below) the whole or any part of the Shares, or the certificate or certificates representing the same, now owned by that Shareholder or which that Shareholder may at any time own or be entitled to in the Corporation, and any successors of the Corporation, except in accordance with this Agreement, the Corporation’s Bylaws or with the prior written consent of all the Shareholders. The Corporation shall not reflect on its books any attempted Transfer of Shares, or issue any new Shares, except in compliance with all of the applicable conditions of this Agreement. When used in this Agreement, the term “Transfer” or “Transferred” shall mean to directly or indirectly sell, assign, give, mortgage, pledge, hypothecate, bequeath or in any manner encumber or dispose of, or permit to be sold, assigned, encumbered, attached or otherwise disposed of in any matter, whether voluntarily or by operation of law. Any attempted Transfer in violation of the terms of this Agreement shall be null, void and of no effect.

1.2           Permitted Transfers. Notwithstanding the foregoing, any Transfer by a Shareholder (i) with respect any Shareholder that is an individual, to a trust or other entity wholly owned by or established for the benefit of such Shareholder or exclusively for the benefit of a parent, spouse, sibling or descendant of such Shareholder or (ii) with respect to any Shareholder that is an entity, to an affiliated entity controlled by or under common control with such Shareholder (any such Transferee, a “Permitted Transferee”) shall not require the consent of any other Shareholders, provided the Shareholder retains direct or indirect voting control with respect to such Shares, and provided further that the Corporation is provided with a copy of this Agreement or a joiner hereto executed by such Permitted Transferee agreeing to be bound by the terms and conditions of this Agreement; provided, however, that, with respect to any Shareholder that is an entity that files reports with the Securities and Exchange Commission pursuant to Securities Exchange Act of 1934, as amended (“Exchange Act”), or an affiliated entity controlled by or under common control with such Shareholder, the shareholders of such Shareholder or such affiliated entity shall be a Permitted Transferee. For the avoidance of doubt, any Transfer to a Permitted Transferee shall not be subject to the requirements of Sections 2.1, 3.2, 3.3 or 4.1 of this Agreement, but the Shares, and any subsequent Transfer or attempted Transfer by of the Shares by a Permitted Transferee, shall remain subject to all restrictions set forth in this Agreement, including without limitation such Sections.

1.3           Legend. Any certificates representing Shares shall contain substantially the following provision, which shall bind any persons asserting any interest in the certificates and the Shares they represent:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN SHAREHOLDERS AGREEMENT, DATED EFFECTIVE JUNE __, 2017 (AS AMENDED FROM TIME-TO-TIME), BY AND AMONG THE CORPORATION AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. NEITHER THIS CERTIFICATE NOR THE SHARES EVIDENCED HEREBY NOR ANY PORTION THEREOF, MAY BE OFFERED, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN VIOLATION OF SAID AGREEMENT, AND ANY SUCH PURPORTED TRANSFER SHALL BE NULL, VOID AND OF NO EFFECT.

Each Shareholder shall deliver to the Corporation all certificates representing that Shareholder’s Shares, and the Corporation shall place the above legend on the certificates and return them to the Shareholders. Certificates representing any new Shares issued by the Corporation while this Agreement is in effect shall bear the above legend.

ARTICLE 2
GOVERNANCE

2.1          Shareholder and Director Voting. The Shareholders covenant and agree, one to the other, that they shall, at all times and from time to time, if lawfully permitted to do so, vote or cause to be voted their Shares and, if applicable, vote as a Director of the Corporation, to propose or approve any action required to be taken by the Corporation pursuant to this Agreement, including any amendments of the Certificate or Bylaws of the Corporation, reduction of its capital, reappraisal of its assets, or other corporate action that may be necessary in order to lawfully effectuate any action specifically required to be taken by the Corporation pursuant to this Agreement.

2.2          Directors.

(a)          Number. Notwithstanding anything to the contrary in the Corporation’s Bylaws, the Board of Directors shall consist of the four (4) individuals and the directors shall be those individuals named on Exhibit “A” as directors as of the Effective Date. The number of directors comprising the Board of Directors shall not be increased or decreased without the unanimous consent of the Board of Directors.

(b)          Designated Director. Spherix Incorporated (“Spherix”) shall have the right to appoint one director to the Board of Directors. For so long as Spherix owns at least 10% of the issued and outstanding shares of common stock of the Corporation, Spherix shall have the right to designate one director to the Board of Directors (such person, “Spherix Director”) at each election of the Board of Directors, and the Shareholders covenant and agree that, during such period, they shall vote or cause to be voted their Shares in favor of the director designated by Spherix at each election of the Board of Directors. A Spherix Director may be removed from the Board of Directors at any time, with or without cause, only at the direction of Spherix. If a vacancy is created on the Board of Directors as a result of the death, disability, retirement, resignation or removal of a Spherix Director, Spherix shall have right to designate a director to fill such vacancy.

(c)          Election of Board. After the Board of Directors has completed its term, the Shareholders may elect directors by unanimous written consent or by secret ballot, with those individuals receiving the most votes being deemed elected, subject to Spherix’s right to designate the Spherix Director pursuant to Section 2.2(b). In the event of a tie, a runoff election will be held within forty-eight (48) hours of the first vote among those individuals receiving the same number of votes to determine the remaining Directors of the Board.

(d)          Term. Directors shall serve a one (1) year term. Newly elected Directors shall take office at the next regularly scheduled meeting of the Board of Directors following their election.

(e)          Quorum. Seventy five percent (75%) of the number of Directors prescribed by this Agreement constitutes a quorum for the transaction of business. Unless otherwise restricted by the Certificate, Directors of the Board may participate in a meeting of the Board by means of telephonic or video conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(f)          Voting. If a quorum is present when a vote is taken, the affirmative vote of more than fifty percent (50%) of the number of Directors present, shall be an act of the Board of Directors. Each Director shall have one vote.

2.3          Devotion of Time. The Directors shall not be obligated to devote all of their time or business efforts to the Corporation’s affairs, but shall devote that amount of their time, effort and skill to the Corporation as may be reasonably necessary for the ongoing operations of the Corporation’s affairs.

2.4           Remuneration.

(a)          Reimbursement. The Corporation shall reimburse a Director for all reasonable and ordinary expenses that such Director incurs or pays in connection with managing the Corporation’s business and affairs and otherwise rendering the services as and when required of such Director hereunder, including expenses relating to travel, meals, marketing and promotional efforts.

(b)          No Other Remuneration. Except as provided above in this Section 2.4 or elsewhere in this Agreement, neither a Director nor any affiliate of a Director shall be entitled to remuneration for services rendered or goods provided to or for the benefit of the Corporation unless otherwise determined by Shareholders’ approval.

2.5           Distributions. The Shareholders acknowledge and agree that it shall be the policy of the Corporation that the Corporation will not pay any dividends or other distributions to the Shareholders until after the first anniversary of its date of incorporation. After such date, any dividends declared by the Corporation to be paid to the Shareholders shall be determined by the Board of Directors, in its sole and absolute discretion, on a quarterly basis out of funds legally available therefore, after the establishment of adequate reserves set in good faith by the Board of Directors.

ARTICLE 3
PRE-EMPTIVE, DRAG ALONG & TAG ALONG RIGHTS

3.1           Preemptive Rights.

(a)          In the event that the Corporation proposes to issue additional shares of its capital stock, whether or not currently authorized, as well as rights, options, or warrants to purchase any equity securities of the Corporation, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable (in each case, directly or indirectly) for such equity securities (“New Shares”) at a time when any Shareholder who has executed this Agreement continues to be an owner of Shares, the Corporation shall provide to each such Shareholder a notice which shall constitute an offer to such Shareholder to purchase (for the price and on the terms established by the Corporation for all purchasers of New Shares as set forth in the notice) such portion of the New Shares so offered for sale as the number of Shares owned by him or her at such time shall bear to the total number of Shares owned by all shareholders of the Corporation (such Shareholder’s “Pro Rata Portion”). Each such Shareholder shall inform the Corporation of his or her election to exercise its preemptive right under this Section 3.1 with respect to all or any portion of his or her Pro Rata Portion within fifteen (15) days of receipt of the Corporation’s notice.

(b)          If all New Shares referred to in the Corporation’s notice are not elected to be purchased or acquired by the Shareholders pursuant to Section 3.1(a), the Corporation may, following the expiration of the fifteen (15) day period provided in Section 4.1(a), offer and sell the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Shareholders’ offer notices. If the Corporation does not enter into an agreement for the sale of the New Shares within sixty (60) days, or if such agreement is not consummated within thirty (30) days of the execution thereof, the preemptive right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Shareholders again in accordance with this Section 3.1.

3.2           Drag-Along Right.

(a)          In the event the holders of a majority or more of the voting shares of the Corporation (the “Control Group”) elect to transfer all of the shares of stock owned by them to an unaffiliated third party (a “Third Party”) (including any transfer of shares that is being effected by a merger or consolidation of the Corporation with another person), the Control Group shall have the right (the “Drag-Along Right”) to cause each of the Shareholders as a group to transfer all of their Shares to the Third Party (or to exchange such shares pursuant to the terms of such merger or consolidation) at the same price and on the same terms and conditions as the Control Group proposes to transfer their Shares.

(b)          The Control Group may elect to exercise the Drag-Along Right by delivering written notice to the Shareholders and the Corporation thirty (30) days prior to the consummation of the transfer described in Section 3.2(a) above. The notice delivered pursuant to this subsection will contain a copy of the definitive documentation pursuant to which the Shares will be transferred to the Third Party and will state (i) the bona fide intention of the Control Group to effect the transfer described in Section 3.2(a) above, (ii) the name and address of the Third Party, and (iii) the expected closing date of such transfer.

(c)          Each Shareholder as part of its participation in the transfer pursuant to the Drag-Along Right hereby agrees with respect to all Shares which he or she owns or otherwise exercises voting or dispositive authority if the transaction is structured as (i) a merger or consolidation, to vote (in person, by proxy or by action by written consent, as applicable) in favor of such merger or consolidation and to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect thereto, and (ii) a sale of stock, to sell all of its Shares on the terms and conditions approved by the Control Group.

(d)          Each Shareholder shall deliver to the Third Party at a closing to be held at the offices of the Corporation (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all the Shares owned by such Shareholder and each Shareholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed sale, including, without limitation, representations and warranties (and indemnities with respect thereto) that the transferee of the Shares (or interests therein) is receiving good and marketable title to such Shares (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Shareholder shall agree to provide indemnification (other than its own title to such Shares), such Shareholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Shares involved in such transfer that are represented by the Shares owned by such Shareholder. In addition, each Shareholder and the Control Group shall reasonably cooperate and consult with each other in order to effect the transfer described in this Section 4.2, and each Shareholder shall provide reasonable assistance to the Control Group in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Third Party involved in such transfer and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties.

3.3           Tag-Along Right.

(a)          In the event the Control Group elects to transfer all or a portion of the Shares of stock owned by them to a Third Party and the Control Group has not exercised the Drag-Along Right pursuant to Section 3.2 hereof, all other Shareholders shall have the right to cause the Control Group to effect the transfer of such Shareholders’ respective Shares to such Third Party at the same price and on the same terms and conditions as the Control Group proposes to transfer their Shares to such Third Party (the “Tag-Along Right”) in full if all of the Shares of the Control Group are being transferred or in proportionate amount if some of the Shares of the stock of the Control Group are being transferred.

(b)          If the Control Group does not intend to deliver a Drag-Along notice to the other Shareholders pursuant to Section 3.2 hereof, the Control Group must deliver a Tag-Along notice to such Shareholders and the Corporation within thirty (30) days prior to the consummation of the transfer described in Section 3.3(a) above. The notice delivered pursuant to this Section 3.3(b) will state (i) the bona fide intention of the Control Group to effect the transfer described in Section 3.3(a) above, (ii) the name and address of the Third Party, (iii) the expected closing date of such transfer, and (iv) the terms of such sale. In order for the Tag-Along Rights to be applicable, Shareholders who choose to participate must deliver a written request for inclusion in such sale to the Control Group within ten (10) days from the date of receipt of notice from the Control Group. To the extent one or more of the Shareholders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares that the selling Control Group may sell to the Third Party shall be correspondingly reduced unless the Third Party purchaser agrees to purchase the increased number of offered shares.

(c)          Each Shareholder, who timely exercises his or her Tag-Along Rights under this Section 3.3 by delivering the written request provided for above in Section 3.3(b), as part of its participation in the transfer pursuant to the Tag-Along Right shall deliver to the Third Party at a closing to be held at the offices of the Corporation (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all the Shares owned by such Shareholder and each Shareholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed sale, including without limitation representations and warranties and indemnities with respect thereto that the transferee of the Shares (or interests therein) is receiving good and marketable title to such Shares (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Shareholder shall agree to provide indemnification (other than its own title to such Shares), such Shareholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Shares involved in such transfer that are represented by the Shares owned by such Shareholder. In addition, each Shareholder and the Control Group shall reasonably cooperate and consult with each other in order to effect the transfer described in this Section 3.3, and each Shareholder shall provide reasonable assistance to the Control Group in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Third Party involved in such transfer and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties.

ARTICLE 4
TRANSFER OF SHARES DURING SHAREHOLDER’S LIFETIME

4.1           First Right of Refusal.

(a)          Offer to Corporation to Purchase Shares. If, during his or her lifetime, a Shareholder (“Selling Shareholder”) receives a written offer to purchase all or a portion of Selling Shareholder’s Shares that the Selling Shareholder intends to accept if the right of first refusal provided in this Section 4.1 is not exercised (a “Bona Fide Offer”), Selling Shareholder shall first offer to sell the Shares to the Corporation at the same price and upon the same terms as are contained in the Bona Fide Offer. Any provision in the Bona Fide Offer to the effect that the prospective purchaser reserves the right to make a further offer or give additional consideration, any non-monetary-term and any side agreement or separate arrangement shall be disregarded for purposes of this Agreement. Selling Shareholder’s offer to sell the Shares to Corporation shall be accompanied by a written statement of the name and address of the person or entity making the Bona Fide Offer to purchase Shares owned by Selling Shareholder and shall state the price, terms and conditions set forth in the Bona Fide Offer. Corporation shall have thirty (30) days following Selling Shareholder’s offer within which to accept all or any part of the Shares so offered.

(b)          Offer to Shareholders to Purchase Shares. If Corporation fails to accept all or any part of the Shares offered pursuant to Section 4.1(a), within the time provided in Section 4.1(a), or notifies Selling Shareholder in writing before the end of the time provided in Section 4.1(a) that it will not purchase all or any portion of the offered Shares, Selling Shareholder shall then offer to sell the Shares not accepted by Corporation to the other Shareholders (“Non-Selling Shareholders”). Each Non-Selling Shareholder shall have thirty (30) days within which to accept his or her Proportionate Interest (as defined below) or such other proportion as Non-Selling Shareholders shall agree upon, of the Shares not purchased by Corporation at the same price and upon the same terms and conditions set forth in the Bona Fide Offer. Selling Shareholder’s offer to sell the Shares to Non-Selling Shareholders shall be accompanied by a written statement of the name and address of the person or entity making the Bona Fide Offer and shall state the price, terms and conditions set forth in the Bona Fide Offer. If any of the Non-Selling Shareholders fails to accept such an offer, either in whole or in part, within a thirty (30) day period, and if Non-Selling Shareholders have failed to agree on a disproportionate purchase of all the Shares held by Selling Shareholder, then, for a reasonable period of time (not to exceed an additional thirty (30) days), the Shares not accepted may be purchased by the other Non-Selling Shareholders in proportion to their shareholdings and, if any Shares remain unaccepted, this procedure shall be repeated as many times as necessary (within the period specified above) to permit the purchase of as many Shares as possible. When used in this Agreement, the term “Proportionate Interest” shall mean the proportion of the Shares offered by a Selling Shareholder that the Shares of each Non-Selling Shareholder bears to the total Shares owned by all Non-Selling Shareholders.

(c)          Acceptances Conditional. If Corporation and Non-Selling Shareholders fail to accept all of the Shares offered by Selling Shareholder pursuant to Sections 4.1(a) and (b), then Selling Shareholder may refuse to sell to Corporation and/or Non-Selling Shareholders such partial amount of the Shares that was conditionally accepted by Corporation and/or Non-Selling Shareholders. In this event, the parties’ rights under this Agreement shall be determined as though there were no acceptances of Selling Shareholder’s offers pursuant to Sections 4.1(a) and (b).

(d)          No Acceptances of Offers. If Corporation and Non-Selling Shareholders fail to accept any part of the Shares offered by Selling Shareholder or if Selling Shareholder refuses to sell (under the terms of Section 4.1(c)) because the acceptances of Corporation and Non-Selling Shareholders were partial acceptances, Selling Shareholder shall be free to sell those Shares that were offered and not accepted (including those Shares which were conditionally accepted by Corporation or Non-Selling Shareholders but which conditional acceptance was rejected by Selling Shareholder pursuant to Section 4.1(c)) to the person or entity making the Bona Fide Offer in accordance with the price, terms and conditions of the Bona Fide Offer. Provided, however, if the sale is not completed within thirty (30) days after the last day that a Non-Selling Shareholder could accept Selling Shareholder’s offer pursuant to Section 4.1(b), then Selling Shareholder shall not Transfer the Shares without again complying with the terms and conditions of this Section 4.1. A sale is “completed,” for this purpose, when Selling Shareholder has received the full consideration (a note is “received,” for this purpose, when it is delivered, even if some installments are to be paid later). Any purchaser of Shares pursuant to a Bona Fide Offer who is not already a Shareholder shall, at the Closing (as defined in Article 8) of his or her purchase, execute, deliver and become a party to this Agreement.

4.2           Prohibited and Involuntary Transfers. If, despite the provisions and intent of this Agreement, any Shares are Transferred (or purported to have been Transferred) in violation of the terms of this Agreement, the Corporation and Non-Selling Shareholders have all rights under this Agreement or under applicable law, including, but not limited to, the right to treat any Transfer or purported Transfer in violation of this Agreement as void, the right to specific performance, and the right to act as attorney-in-fact for any Shareholder (including, but not limited to, any putative Shareholder to whom Shares were Transferred or purportedly Transferred in violation of this Agreement) with respect to the sale of that Shareholder’s Shares pursuant to this Agreement.

ARTICLE 5
TERMINATION

5.1           Termination.

(a)          Events of Termination. This Agreement, and the rights and obligations of the parties under it, shall terminate immediately, without further liability, upon the first occurrence of any one of the following events:

(i)          Mutual written agreement of the then current parties to this Agreement;

(ii)         The death of all but one of Shareholders who have executed or otherwise become bound by the terms of this Agreement after full performance of the Agreement by the surviving Shareholder(s);

(iii)        The Corporation is declared to be bankrupt under federal law, makes an assignment for the benefit of creditors, or is otherwise found insolvent;

(iv)        The Corporation dissolves or winds up its affairs, whether voluntarily or involuntarily;

(v)         A merger, consolidation or other reorganization involving Corporation and another entity pursuant to which all the Shares are exchanged for or converted into shares of stock of another entity that are unrestricted and readily tradeable on an established securities market;

(vi)        On the consummation of the Corporation’s initial public offering of shares of common stock, if any; or

(vii)       The date on which the Corporation becomes subject to the reporting requirements of the Exchange Act.

(b)          Effect of Termination. The termination of this Agreement shall not affect any rights or obligations that shall have arisen or accrued prior to the date of termination. Upon termination of this Agreement, each Shareholder shall surrender to the Corporation all of the Shares issued by the Corporation represented by any certificate that contains the legend set forth in Article 1. The Corporation shall issue to each Shareholder a new certificate for the Shares that shall not bear such legend.

5.2           Death Within Sixty Days. This Agreement shall be of no force or effect if all Shareholders die in or as a result of a common disaster or accident or die within sixty (60) days of each other.

ARTICLE 6
MISCELLANEOUS

6.1           Indemnification.

(a)          The Corporation shall indemnify, defend, protect and hold harmless each Shareholder and each Director, and each of their respective principals, partners, shareholders, controlling persons, trustees, officers, directors, heirs, trustees, beneficiaries, administrators, executors, employees, agents, representatives, successors and assigns, from and against any and all demands, judgments, settlements, penalties, claims, lawsuits, liabilities, damages, costs, losses, expenses, obligations and fines, including reasonable attorneys’, accountants’ and other professional fees, costs and expenses (collectively, “Claims and Liabilities”), that such person may suffer or incur by reason of or in connection with his, her or its management of, ownership in, involvement in or affiliation with the Corporation’s business or affairs. Such indemnity shall be permitted, however, only if the person seeking indemnity (i) acted in accordance with the terms of this Agreement and otherwise in a manner he, she or it reasonably believed to be in, or not opposed to, the Corporation’s best interests, (ii) was not guilty of gross negligence, and (iii) with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such person did not meet such standards, unless it is finally adjudicated that such person did not meet such standards.

(b)          The Corporation may also indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action because such person is or was an officer, employee or agent of the Corporation. The foregoing indemnity shall be permitted only if approved by the Directors and if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Corporation’s best interests. If such person is adjudged to be liable for misconduct in performing his, her or its duty to the Corporation, such indemnity shall be permitted only to the extent that the court in which such Claims and Liabilities was brought, or another court of appropriate jurisdiction, determines that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. In no event, however, shall any person be entitled to indemnification under this paragraph for any Claims and Liabilities arising from such person’s gross negligence, willful misconduct or reckless disregard in performing such person’s duties on the Corporation’s behalf.

(c)          If approved by the Directors, the Corporation may pay expenses (including attorneys’ fees) incurred in defending any proceeding under Sections 6.1(a) or (b) in advance of the final disposition of such proceeding if the person entitled to indemnification agrees to repay such amount if it is ultimately determined that such person is not entitled to such indemnification.

(d)          The indemnification provided by this Section 6.1 shall not be deemed to be exclusive of any other rights or remedies to which the indemnified person may be entitled, whether by agreement or as a matter of law.

(e)          The Directors shall have power to purchase and maintain insurance, at the Corporation’s expense, on behalf of the persons who may be entitled to indemnification under this Section 6.1. That insurance may cover amounts for which the Corporation may be liable under this Section 6.1.

6.2           Restrictive Covenants.

(a)          Confidential Information. Each Shareholder agrees that, both while such person is a Shareholder or Director and thereafter, such Shareholder or Director shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Corporation or its subsidiaries, affiliates and divisions) any of Corporation’s Confidential Information. As used in this Agreement, “Corporation’s Confidential Information” means any confidential or secret information regarding the Corporation, Corporation trade secrets, and any other confidential or secret aspect of the business of the Corporation. Without limiting the generality of the foregoing, the parties agree the Corporation’s Confidential Information includes (a) any knowledge or information concerning the Corporation’s business, whether developed by a Shareholder or Director, or by others, and whether developed or acquired by the Corporation or from others, (b) the Corporation’s planned business operations and business plan for future operations, (c) the Corporation’s confidential or secret development or research work (including information concerning any future or proposed services or products), (d) all of the Corporation’s accounting, cost, revenue and other financial records and documents, as well as the contents of such information, and (e) the Corporation’s documents, contracts, agreements, correspondence and other similar business records. Notwithstanding anything to the contrary in this Agreement, any knowledge or information that is part of the public domain shall not be deemed Confidential Information. The Shareholders and the Directors agree that monetary damages would be an inadequate remedy for any breach of the provisions of this paragraph and that the Corporation may, therefore, seek injunctive relief in the case of any such breach or threatened breach.

(b)          Non-disparagement. Each Shareholder agrees that, both while such person is a Shareholder or Director and thereafter, such Shareholder shall not take any action that is intended to diminish the value of the Corporation or that would interfere with the business of the Corporation, including disparaging the name or business of the Corporation or its affiliates, or their respective employees or business relationships.

(c)          Non-solicitation. Each Shareholder agrees that, both while such person is a Shareholder or Director and for a period of one (1) year thereafter, such Shareholder shall not interfere, solicit, disrupt or attempt (directly or indirectly) to make any contact, deal or be involved in any transaction with or otherwise disrupt the relationship, contractual or otherwise, between the Corporation and any individual who is employed by the Corporation on or within six (6) months prior to the date such Shareholder ceased to be a Shareholder.

(d)          Non-competition. Each Shareholder agrees that, both while such person is a Shareholder or Director and for a period of one (1) year thereafter, such Shareholder shall not, directly or indirectly, whether individually or through a corporation, partnership, limited liability company or other business entity, or as a partner, member, shareholder, director, manager, officer, employee or agent of any of the foregoing, have any business interests or engage in business activities in direct competition with the Corporation’s business in any location in the world where the Corporation shall operate as of the date the Shareholder ceases to be a Shareholder; provided that a Shareholder shall be entitled to own up to 5% of any class of securities of any entity, whether or not it may compete with the Corporation, which are publicly traded on a national or regional stock exchange or on the over-the-counter market.

(e)          It is expressly understood and agreed that although the Shareholders consider the non-competition, non-disparagement and non-solicitation restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction in that regard is an unenforceable restriction against a Shareholder, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any such restriction is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

6.3           Amendment. This Agreement may be amended only in writing and only with the unanimous consent of Shareholders.

6.4           Intentionally Omitted.

6.5           Governing Law; Jurisdiction, Etc. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

6.6           Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, the Corporation’s debts, obligations and liabilities shall be solely the Corporation’s debts, obligations and liabilities, and neither a Director nor any Shareholder shall be obligated personally for any Corporation debt, obligation or liability solely by reason of being a Director or a Shareholder.

6.7           Attorneys’ Fees. If an action is brought to interpret or enforce any of the terms of this Agreement, or because of a party’s breach of any provision of this Agreement, the losing party shall pay the prevailing party’s reasonable attorneys’ fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. In addition to the foregoing award of attorneys’ fees, the prevailing party shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceeding to enforce any judgment in connection with this Agreement. This paragraph is separate and several and shall survive the merger of this paragraph into any judgment.

6.8           Binding Effect. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding on and inure to the benefit of the Shareholders and their respective transferees, successors, assigns and legal representatives.

6.9           Covenant of Married Shareholders.

(a)          Each Shareholder covenants and agrees that, if there is a legal separation, divorce or division of property between the Shareholder and his spouse, domestic partner or legal beneficiary, the Shareholder will make provisions in any property settlement agreement as may be necessary to eliminate any interest of the Shareholder’s spouse in the Corporation's Shares.

(b)          By executing this Agreement, each Shareholder represents and warrants that he has secured the permission and consent of his spouse, domestic partner or legal beneficiary to enter into this Agreement and fully perform his obligations under this Agreement. Each Shareholder will obtain the signature of his spouse, domestic partner or legal beneficiary on the consents attached hereto and incorporated herein as Exhibit B.

6.10         Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered personally, when delivered; (ii) if delivered by overnight carrier, on the first business day following such delivery; (iii) if delivered by registered or certified mail, return receipt requested, on the third business day after having been mailed in Los Angeles, California; or (iv) if delivered by electronic transmission, at the time when sent, provided that a copy of the item delivered is sent to the addressee by first class mail. All such communications, if to the Corporation or the Directors, shall be delivered to the Corporation’s principal office, as set forth above, or if to any Shareholder, shall be delivered to the Shareholder’s address at his, her or its address as set forth in the Corporation’s records or at such other place as such party may notify the Corporation in accordance with this paragraph.

6.11         Waiver or Termination. No waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby. No failure to pursue or elect any remedy shall constitute a waiver of any default under or breach of any provision of this Agreement, nor shall any waiver of any such default or breach be deemed to be a waiver of any other subsequent default or breach.

6.12         Further Assurances. The parties shall execute and deliver any further instruments or documents and perform any additional acts that are or may become necessary to effectuate and carry on the Corporation as contemplated by this Agreement.

6.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one and the same instrument.

6.14         Incorporation by Reference. The exhibits and schedules attached to this Agreement are incorporated into this Agreement by this reference.

6.15         Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

6.16         Rights of Others. Except as expressly provided, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties to this Agreement, or other persons who become bound by the terms of this Agreement, any rights or remedies under or by reason of any term, provision, condition, or agreement contained in this Agreement; provided, however, that it is expressly understood and agreed that the provisions, terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of and shall be enforceable by the Corporation, Shareholders and/or beneficiaries or the estate of any deceased Shareholder and the successors or assigns of the Corporation.

6.17         Specific Performance. The parties agree that the Shares are unique and that failure to perform the obligations under this Agreement will result in irreparable damage to the other parties and that the parties shall be entitled to the specific performance of such obligations.

6.18         Entire Agreement. This instrument contains the entire understanding and agreement among the parties concerning the subject matter of this Agreement, and this Agreement supersedes and merges herein all prior and contemporaneous understandings, agreements, covenants, negotiations and representations concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date set forth above.

“CORPORATION”

HOTH THERAPEUTICS, INC.

By:
Its: Chief Executive Officer

“SHAREHOLDERS”

If Shareholder is an individual:	Title:

Name:

If Shareholder is an entity:

Name of Shareholder:

By:
Name:

[Signature Page to Hoth Therapeutics Shareholders Agreement]